                                                                  EXHIBIT (11.2)

               THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES

CALCULATION OF FULLY DILUTED NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                                      (1)
              (All amounts in thousands, except per share amounts)

                                                          Year Ended December 31
                                                       ----------------------------
                                                         1995      1994      1993
                                                       --------  --------  --------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                     $349,972  $701,386  $124,166
                                                       ========  ========  ========
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS:
  Shares used in calculating primary earnings
   per share                                             55,293    62,555    59,593

  Additional dilutive effect of stock options after
   application of treasury stock method                       8       172        99
                                                       --------  --------  --------
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS                                     55,301    62,727    59,692
                                                       ========  ========  ========
FULLY DILUTED NET EARNINGS PER COMMON
 AND COMMON EQUIVALENT SHARE                              $6.33    $11.18     $2.08
                                                       ========  ========  ========

(1) This calculation is submitted in accordance with 17 CFR 229.601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.

                                                                71